PROFESSIONALLY MANAGED PORTFOLIOS

SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the 15th day of June, 2009, to the Distribution Agreement, dated as of June 1, 2006, as amended November 28, 2007 (the "Agreement") is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its series, the Hodges Fund and the Hodges Small Cap Fund and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add funds in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/Robert M. Slotky	By: /s/James R. Schoenike

Name: Robert M. Slotky	Name: James R. Schoenike

Title: President	Title: President

6/15/09

Amended Exhibit A
to the
Distribution Agreement – Professionally Managed Portfolios

Separate Series

Name of Series	Date Added
Hodges Fund	11/18/2002
Hodges Small Cap Fund	on or after 12/18/2007
Hodges Blue Chip 25 Fund	on or after 06/15/2009
Hodges Equity Income Fund	on or after 06/15/2009
Hodges Pure Contrarian Fund	on or after 06/15/2009

6/15/09